Exhibit 10.1

DEBT SETTLEMENT AGREEMENT

THIS DEBT SETTLEMENT AGREEMENT (the “Agreement”) is dated as of this 31st day of March, 2021, by and between Infinity Energy Resources, Inc., a Delaware corporation (the “Company”), and [•] (the “Creditor”). The Company acknowledges that it is indebted to Creditor in the amount of $[•] (the “Debt”).

In consideration of the mutual covenants and promises made by the parties, the Company and Creditor agree as follows:

1.	ACKNOWLEDGMENT OF DEBT. The parties agree the Debt is the total amount of all Debt and any other obligations owed by the Company to Creditor as of the date of this Agreement (the “Liabilities”).

2.	SETTLEMENT AMOUNT. In return for cancellation of the Debt and Liabilities of the Company to Creditor, the Company will issue Creditor a Convertible Promissory Note in the principal amount of $[•] and Warrants having a value of $[•] for a total of $[•]. The Note and Warrants are in the form attached as Exhibits A and B, respectively.

3.	RELEASE. Upon issuance of the Note and Warrants (the “Effective Date”) Creditor cancels the Debt and Liabilities the Company may owe to Creditor and the parties release each other as follows:

3.1 On the Effective Date, Creditor releases, discharges and covenants not to sue or cause others to sue the Company and its past, present or future agents, successors, attorneys, representatives or assigns, or any one or more of them (the “Creditor Releases”), on any and all claims, actions, causes of actions, suits, debts, sums of money, accounts, covenants, contracts, agreements, representations, warranties, damages, injuries, liabilities and demands whatsoever, in law or in equity, whether known or unknown, contingent or fixed, liquidated or unliquidated, arising out of any events occurring from the beginning of time to the date of this Agreement, including without limitation, those matters related to or arising out of any purported or actual oral or written agreement or any past, present or future business activities between Creditor and the Company. This release of liability shall exclude claims to enforce or protect the rights and duties created by this Agreement.

3.2 On the Effective Date, the Company releases, discharges and covenants not to sue or cause others to sue Creditor and his past, present or future agents, successors, attorneys, representatives or assigns, or any one or more of them (the “Company Releases”), on any and all claims, actions, causes of actions, suits, debts, sums of money, accounts, covenants, contracts, agreements, representations, warranties, damages, injuries, liabilities and demands whatsoever, in law or in equity, whether known or unknown, contingent or fixed, liquidated or unliquidated, arising out of any events occurring from the beginning of time to the date of this Agreement, including without limitation, those matters related to or arising out of any purported or actual oral or written agreement or any past, present or future business activities between the Company and Creditor. This release of liability shall exclude claims to enforce or protect the rights and duties created by this Agreement.

5.	MISCELLANEOUS. This Agreement supersedes any prior agreements, understandings or negotiations, whether written or oral. This Agreement and interpretation of its terms will be governed in accordance with the laws of Kansas. The parties submit to the exclusive jurisdiction of the federal and sate courts of Jackson County, Kansas.

IN WITNESS WHEREOF the parties have executed and agreed to this Agreement as of the date first above written.

Infinity Energy Resources, Inc.

By		[•]
Stanton E. Ross
Its	Chairman & CEO